Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Patricia Baldwin

972.888.7472

ClubCorp

Corporate Communications

ClubCorp Completes Refinancing

DALLAS (JUNE 4, 2003) — ClubCorp, the world leader in delivering premier golf, private club, and resort experiences, announced today the completion of a major refinancing of its outstanding bank debt.

Through the simultaneous completion of three separate mortgage portfolio transactions, the company retired the remaining outstanding balance of its bank credit facility while increasing liquidity and working capital. The transactions also extend the majority of the company’s debt maturities to 2010 through 2013. The bank debt was scheduled to mature principally in 2004 and 2007.

The new financing has been provided by Pacific Life Insurance Company ($500 million), GMAC Commercial Mortgage Company ($61 million), and Textron Financial Corporation ($56 million). Approximately $400 million of the debt is fixed at a weighted average rate of 6.75 percent for terms ranging from 5 to 10 years. The remainder carries floating rates.

“We are very pleased to have worked with strong partners to help us reposition our debt,” said Bob Dedman, chairman and CEO of ClubCorp. “We are also fortunate to have been able to take advantage of a very favorable interest rate environment to lock in attractive long-term financing at historically low rates. Our focus in the short term remains on reducing the level of debt outstanding while increasing our cash flow to strengthen our balance sheet.”

Dedman added that, as the economy improves, the refinancing will enable ClubCorp to capitalize on future opportunities.

“With the refinancing, combined with recent curtailments of capital spending for acquisitions and expansions, we should generate significant cash flow this year,” Dedman said. “The transaction gives us improved flexibility and reduced interest costs to help us achieve our goals.”

About ClubCorp

Founded in 1957, Dallas-based ClubCorp has approximately $1.6 billion in assets. Internationally, ClubCorp owns or operates nearly 200 golf courses, country clubs, private business and sports clubs, and resorts. Among the company’s nationally recognized golf properties are Pinehurst in the Village of Pinehurst, North Carolina, (the world’s largest golf resort, home to the 1999 and 2005 U.S. Opens); Firestone Country Club in Akron, Ohio, (site of the 2003 World Golf Championships – NEC Invitational); Indian Wells Country Club in Indian Wells, California, (site of the Bob Hope Chrysler Classic); The Homestead in Hot Springs, Virginia, (America’s first resort founded in 1766); and Mission Hills Country Club in Rancho Mirage, California, (home of the Kraft Nabisco Championship). The more than 65 Business Clubs and Business and Sports Clubs include the Boston College Club; City Club on Bunker Hill in Los Angeles; Citrus Club in Orlando, Florida; Columbia Tower Club in Seattle; Metropolitan Club in Chicago; Tower Club in Dallas; and the City Club of Washington, D.C. The company’s 19,000 employees serve the more than 210,000 member households and 200,000 guests who visit ClubCorp properties each year. Visit www.clubcorp.com for additional company information.

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